Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	State or Other Jurisdiction of Domicile
Ameritrade Advisory Services, LLC	Delaware
Ameritrade International Company	Cayman Islands
Amerivest Investment Management, LLC	Delaware
Datek Online Management Corp.	Delaware
Financial Passport, Inc.	Delaware
Futures Forex Trading LLC	Delaware
Investools Inc.	Utah
Red Option Advisors, Inc.	Delaware
T2 API Technologies, LLC	Delaware
TD Ameritrade Clearing, Inc.	Nebraska
TD Ameritrade, Inc.	New York
TD Ameritrade IP Company, Inc.	Delaware
TD Ameritrade Online Holdings Corp.	Delaware
TD Ameritrade Services Company, Inc.	Delaware*
TD Ameritrade Trust Company	Maine
TD Waterhouse Canadian Call Center, Inc.	Canada
Ten Bagger Inc.	Nevada
thinkorswim Advisors, Inc.	Illinois
thinkorswim Group Inc.	Delaware
thinkorswim Holdings Inc.	Delaware
thinkorswim Singapore Pte. Ltd.	Singapore
TD Ameritrade Mobile, LLC	Delaware
ThinkTech, Inc.	Delaware**
myTrade, Inc.	Delaware
tos Services, Inc.	Delaware
TradeBridge, Inc.	Maryland
The Insurance Agency of TD Ameritrade, LLC	Delaware

*	In Texas this entity does business as Ameritrade Support Services Corporation
**	In Texas this entity does business as T2 Technology Support, Inc.

Unless otherwise noted, each subsidiary does business under its actual name.